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                                                                   EXHIBIT 10.42


                     [PEROT SYSTEMS CORPORATION LETTERHEAD]

January 4, 1997
Mr. Terry Ashwill
255 15 North Forest Road
Unit 16
Rio Verde, AZ 85263

Dear Terry:

It is my sincere pleasure to extend an offer of employment to you for the position of Chief Financial Officer, effective as soon as practicable in January 1997. This offer of employment includes a base salary of $29,167.00 per month. You will also be eligible for an annual incentive bonus as an executive, payable in February, 1998. Your target plan bonus for 1997 is 25% of base pay, subject to adjustment up or down based on company and individual performance.

In addition, in light of your potential to contribute to the long-term success of Perot Systems Corporation, upon signing an Associate Agreement you will be granted 300,000 stock options to purchase shares of Perot Systems stock, vesting annually over ten years and 50,000 stock options vesting annually over 5 years. Details outlining the Perot Systems Stock Option Plan and your stock option agreement, which govern the terms and conditions of the grant, will be distributed under separate cover. If you wish, you may instead purchase restricted stock instead of receiving options, provided that you purchase the shares in January 1997.

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Mr. Terry Ashwill
January 4, 1997
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We will also offer to you a special termination provision if you leave Perot
Systems for certain reasons during your first 2 years with us. This will apply (a "Triggering Event") if during this two year period (a) you terminate your employment with Perot Systems and you neither (I) within twelve months from the termination, work for a competitor of Perot Systems, or (II) within six months from the termination, work for a company with which you had discussions or communications (directly or through third parties) concerning or relating to employment while you were employed at Perot Systems or (b) you are terminated by Perot Systems other than for Cause. Cause means termination of employment for a felony conviction, actions involving moral turpitude, theft, or dishonesty in a material matter; or material breach of your obligations to maintain information on a confidential basis.

The protection you will receive is as follows: If a Triggering Event occurs during the first two years of your employment with Perot Systems, so many shares or options up to 50,000 shares/options of Perot Systems stock (the "Triggering Event Shares") will vest under the option or restricted stock agreements mentioned above, regardless of whether such shares would otherwise have vested under the normal ten year and five year prorata vesting schedules under those agreements, if such shares are required so that, on the Measurement Date, the Value of the Triggering Event Shares is $1,500,000. The Measurement Date will be the third anniversary of your effective date of employment with Perot Systems. The Value will be (a) if Perot Systems shares are listed on a registered national securities exchange or approved for quotation on the

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Mr. Terry Ashwill
January 4, 1997
Page 3

National Association of Securities Dealers Automated Quotation ("NASDAQ") system, the closing sale price of such shares on such date, as determined in good faith by Perot Systems, or if no closing sale price is available for such date, on the most recent prior date for which a closing sale price is available or, if no closing sale price is available, the closing bid price, as so determined, on such date, or, if no closing bid price is available for such date, the closing bid price on the most recent prior date for which a closing bid price is available, or (ii) if the shares are not so publicly traded, the fair market value, as determined in good faith by the Board of Directors, as of the most recent Perot Systems appraisal, provided that such appraisal will not discount the value of the stock because it is not publicly traded.

The protection above is in addition to, and does not otherwise affect, the normal ten year and five year prorata vesting provided by the stock/option agreements. As an example, if a Triggering Event occurs prior to your first year anniversary with Perot Systems, you will not have vested any shares/options and the maximum amount of "protection" shares/options available to you will be 50,000. If a Triggering Event occurs between your first anniversary and your second anniversary with Perot Systems, and you will otherwise have vested 40,000 shares/options under the normal ten year and five year prorata provisions of the contract, the maximum amount of "protection" shares/options available to you will be 10,000. In the event that such 40,000 shares/options vested during that year but are repurchased due to violation of the standard provisions of those agreements but which otherwise does not violate this letter, then the maximum number of "protection" shares/options available to you will be 50,000.

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Mr. Terry Ashwill
January 4, 1997
Page 4

The company sponsored benefits plan includes medical, vision and dental benefits, life insurance, short term and long term disability insurance, 401(k) plan, tuition reimbursement, and Flexible Spending Accounts.

In addition to the above, during your first year with Perot Systems, Perot Systems will reimburse you for up to $4,000 (on an after tax basis) in personal finance expertise assistance.

In connection with your relocation to Dallas, Perot Systems agrees to purchase your current personal residence at terms consistent with the Perot Systems executive relocation program. This will include transportation of your personal household items to Dallas, up to 90 days storage for those items, and insurance during this move and storage. Perot Systems will also reimburse you for temporary living expenses in Dallas during this ninety day period.

Perot Systems will not require you to relocate from Dallas.

This offer is for employment at will, which means that either you or Perot Systems can terminate the employment at any time, with or without cause, and is contingent upon execution of an Associate Agreement.

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Mr. Terry Ashwill
January 4, 1997
Page 5

The terms and conditions of this offer shall override any conflicting language in any Perot Systems stock or option plans or agreements or other related documents, with respect to matters specifically addressed in this offer letter.

Perot Systems will consult with you on the form and content of any public announcement of your joining Perot Systems, and will only issue the public announcement after receiving your consent to the timing and the final form and content of the announcement.

I trust that you will accept this offer to become Chief Financial Officer of Perot Systems. I look forward to working with you.

Sincerely yours,                                Acceptance:


/s/ PETER A. ALTABEF                            /s/ TERRY ASHWILL
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Peter A. Altabef                                Terry Ashwill
Perot Systems Corporation
                                                January 10, 1997
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